Exhibit 99.1

CorEnergy Completes Acquisition of Grand Isle Gathering System

Expected to support 11% dividend increase in second half of 2015

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – June 30, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) (“CorEnergy or the “Company”) today announced that it has closed its previously announced acquisition of 100% of the Grand Isle Gathering System (the “GIGS”), a subsea, midstream pipeline system in the Gulf of Mexico, from Energy XXI USA, Inc. ("EXXI"). An EXXI affiliate has entered into a long-term, triple-net lease to operate the GIGS system.

“We are delivering on our promise of a stable and growing dividend in an investor-friendly REIT structure,” said David Schulte, Chief Executive Officer of CorEnergy. “Our operating lease represents long-term contracted revenue for CorEnergy, with potential upside through participating rents. The lease is underpinned by a critical pipeline serving large oil-producing fields on the Gulf of Mexico shelf. This asset brings CorEnergy’s total assets to approximately $700 million, diversified across different geographies, commodities, and points on the energy value chain.”

CorEnergy’s Board of Directors has confirmed its intent to increase the annualized dividend rate from $0.54 per share to $0.60 per share beginning with the distribution for the third quarter of 2015.

“Energy XXI is pleased to finalize this agreement with CorEnergy and we look forward to a long partnership in the Gulf of Mexico. This transaction provides both parties with significant value to their stakeholders,” Chairman, President, and Chief Executive Officer John Schiller said. “Under the agreement, Energy XXI will remain the operator of the GIGS system, and we will continue to operate the assets with the same high level of safety and integrity that we have since we purchased them in 2010.”

The Grand Isle Gathering System

The GIGS includes 153 miles of undersea pipeline that transports oil and water primarily from six Energy XXI fields. Its 16-acre onshore terminal includes four storage tanks, a saltwater disposal facility with three injection wells, and associated pipelines, land, buildings and facilities. The GIGS system currently transports approximately 60,000 barrels/day (18,000 oil and 42,000 water) with total capacity of 120,000 barrels/day.

CorEnergy has leased the GIGS to an EXXI affiliate, which now continues to operate the system under a long-term, triple-net lease. GIGS volumes represented approximately 42% of EXXI’s oil production for the fiscal year ended June 30, 2014. The primary term of the lease is 11 years, with an initial renewal term of nine years, subject to certain conditions.

Transaction Financing

CorEnergy acquired 100% of the GIGS system for a cash purchase price of $245 million and the assumption of asset retirement obligation (“ARO”) liabilities of approximately $12.5 million, for a total consideration of $257.5 million.

The Company financed the acquisition with a combination of a follow-on common stock offering that generated $73.5 million net of underwriting discounts, a new issue of convertible debt that generated $111.3 million net of underwriting discounts, and approximately $42 million advanced under the

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Company’s existing Senior Credit Facility. The remainder of the acquisition cost, approximately $20 million, was funded with cash on hand.

Regions Securities LLC acted as exclusive financial advisor to CorEnergy in connection with the acquisition. Husch Blackwell LLP represented the Company as lead counsel for the acquisition and leaseback.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
•	Debbie Hagen, Investor Relations, 877-699-CORR (2677), info@corridortrust.com